EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Employers Mutual Casualty Company Stock Incentive Plan, of our reports dated March 13, 2007 with respect to the consolidated financial statements and schedules of EMC Insurance Group Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2006, EMC Insurance Group Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EMC Insurance Group Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa

May 31, 2007